Exhibit 4.1

IMAGE SENSING SYSTEMS, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

as Rights Agent

SECOND AMENDMENT

TO

RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (the “Amendment”) is between Image Sensing Systems, Inc., a Minnesota corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited‑purpose trust company, as rights agent (the “Rights Agent”), and shall be effective as the 12th day of March, 2018.

WHEREAS, the Company and the Rights Agent executed and entered into that certain Rights Agreement dated as of June 6, 2013 (the “Original Rights Agreement”);

WHEREAS, the Company and the Rights Agent executed and entered into that certain First Amendment to Rights Agreement dated as of August 23, 2016 (the “First Amendment”) (the Original Rights Agreement, as amended by the First Amendment, the “Rights Agreement);

WHEREAS, Section 28 of the Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Company has determined that it is necessary or desirable, in the interests of the Company and the holders of the Rights, to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent agree as follows:

1.          Amendments.

               1.1      Section 1(o) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(o)           “Final Expiration Date” means the date upon which the Rights expire and will be (i) if the Company’s shareholders do not approve this Amendment at the regular meeting of the Company’s shareholders to be held in 2018 (or any adjournment or postponement thereof) by the affirmative vote of the majority of the Common Shares present in person or represented by proxy and voting on such matter at such regular meeting of shareholders (or any adjournment or postponement thereof) duly held in accordance with the Company’s Bylaws and applicable law, 5:00 p.m., Eastern time, on June 6, 2018; or (ii) if the Company’s shareholders approve this Amendment at the regular meeting of the Company’s shareholders to be held in 2018 (or any adjournment or postponement thereof) by the affirmative vote of the majority of the Common Shares present in person or represented by proxy and voting on such matter at such regular meeting of shareholders (or any adjournment or postponement thereof) duly held in accordance with the Company’s Bylaws and applicable law, 5:00 p.m., Eastern time, on June 5, 2020.

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2.	Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Rights Agreement.

3.	Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 28 thereof. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement as amended hereby and by the First Amendment.

4.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).

5.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York (other than its conflicts of law provisions) and shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

7.	Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

 [Signature page follows.]

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[Signature Page to Second Amendment to Rights Agreement
Dated as of March 12, 2018
by and between Image Sensing Systems, Inc. and
Continental Stock Transfer & Trust Company]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:	Image Sensing Systems, Inc.

By: /s/ Todd C. Slawson	By: /s/ Chad A. Stelzig
Name: [Todd C. Slawson]	Name: [Chad A. Stelzig]
Title: [Director of Finance and Corporate Controller]	Title: [President and Chief Executive Officer]

Attest:	Continental Stock Transfer & Trust Company

By: /s/ Steven Vacante	By: /s/ Stacy Aqui
Name: [Steven Vacante]	Name: [Stacy Aqui]
Title: [Account Administrator]	Title: [Vice President]

 [Signature Page to Second Amendment to Rights Agreement.]

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